Exhibit 99.1

NEWS RELEASE	Contact:	Kenneth J. Abod
For Immediate Release		Senior Vice President and Treasurer
November 8, 2005		(703) 273-7500
SUNRISE REPORTS THIRD-QUARTER 2005 RESULTS AND
RE-AFFIRMS FULL YEAR 2005 EARNINGS GUIDANCE
Revenue Under Management Grows 20%,
Overall Resident Occupancy Grows to 90%, Stabilized “Same Community” Occupancy Increases to 93.4%
     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported third-quarter 2005 earnings per share of $0.24 (diluted) compared to $0.21 (diluted) per share in the third quarter of 2004. The 14 percent increase in third-quarter, year-over-year earnings per share reflects strong growth in Sunrise’s management and professional services operations and growth in equity in earnings and return on investments in unconsolidated senior living properties. All earnings per share data has been adjusted to reflect last month’s two-for-one stock split.
     Third-quarter 2005 earnings excluding one-time acquisition transition costs associated with the Greystone and The Fountains transactions ($853,000 or $0.01 per share) and hurricane-related expenses ($610,000 or $0.01 per share) increased 18 percent to $0.26 per share compared to third-quarter 2004 earnings of $0.22 per share, excluding hurricane-related expenses ($800,000 or $0.01 per share). There were no one-time acquisition transition expenses in the third quarter of 2004. Management does not believe that transition costs associated with acquisitions are indicative of the profitability of Sunrise’s continuing operations and therefore excludes these costs to assist investors in evaluating the company’s ongoing performance. In addition, management believes the exclusion of non-recurring and unusual items is useful to investors in assessing the past and future performance of the company’s ongoing operations.
     Third quarter 2005 earnings per share (on both a GAAP basis and as adjusted to exclude non-recurring and unusual items) were lower than anticipated by $0.03 because $2.1 million of pre-opening services fees received and expected to be recognized as income in the third quarter of 2005 have been deferred and are expected to be recognized in the fourth quarter of 2005 instead. As discussed below in “Outlook and Earnings,” Sunrise re-affirms its full-year 2005 earnings guidance which was not changed as a result of this deferral of income into the fourth quarter.
     The 18 percent increase in third-quarter 2005 earnings excluding one-time acquisition transition and hurricane-related expenses was generated primarily by a $7.6 million, or 33 percent, increase in management and professional services revenues less management and professional services expenses. This increase was primarily driven by the acquisition of management of The Fountains communities, which was completed on July 1, 2005, improved same-community revenue performance, and an increase in the number of communities managed due to new community openings. Sunrise also received higher management and professional services fees during the third quarter due to the increase in the number of communities under construction in the third quarter of 2005 versus the third quarter of 2004 (39 communities versus 29 communities). Earnings on Sunrise’s $128 million in equity investments in unconsolidated senior living communities grew by $5.7 million and also contributed to the earnings per share rise in the third quarter of 2005.

Sunrise Reports Third-Quarter 2005 Financial Results / page 2
     “Despite enduring hurricanes, and the strains and tragedy they caused, the Sunrise organization delivered a very solid quarter,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “I am extremely proud of the self-sacrifice, dedication and passion to serve which our team members exhibited in response to these extraordinary events. Our recent acquisitions combined with our strong revenue and earnings growth and near record occupancy levels should allow us to close 2005 with strong momentum heading into 2006.”
     Portfolio Growth
     As of September 30, 2005, Sunrise operated 425 communities. During the third quarter of 2005, Sunrise opened four new Sunrise-developed communities, assumed management of three communities and acquired an interest in and management of 18 communities through The Fountains transaction. Of the 25 newly managed communities, 20 are managed for unconsolidated ventures, four are managed for third parties, and one is wholly owned by Sunrise. These 25 new communities have capacity for more than 5,000 residents. Sunrise terminated two management contracts during the third quarter of 2005.
     In the third quarter of 2005, Sunrise began construction on five new communities, four in the United States and one in Canada. As of September 30, 2005, Sunrise had 39 communities under construction, with a combined capacity for more than 4,600 residents. Sunrise expects approximately 16 additional construction starts by the end of 2005, including approximately six in the United Kingdom and Germany.
     On September 28, 2005, Sunrise announced that it had entered into a limited partnership with MetLife to develop up to ten senior living communities with a combined capacity for more than 900 residents. In conjunction with the signing of the venture agreement, one community currently under construction was acquired by the venture from Sunrise, and the remaining communities are scheduled to start construction in either 2005 or 2006. Sunrise will manage all of the communities under long-term management agreements.
     During the third quarter of 2005, Sunrise entered into an agreement with HSH Nordbank AG, acting through its New York branch, to jointly fund a venture for the development of Fox Hill, a luxury senior living community in Bethesda, Maryland, located near Washington D.C., with capacity for 330 residents. Fox Hill will offer a long list of upscale amenities, including a spa offering beauty and therapeutic treatments, a media center, an indoor driving range, an artists’ studio and a fully equipped fitness center complete with an indoor swimming pool and whirlpool. Construction on this community, which Sunrise will manage under a long-term management agreement, began in the third quarter of 2005.
     Operational Highlights
     Revenue under management increased 20 percent to $540.8 million in the third quarter of 2005 from $451.0 million in the third quarter of 2004. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management increased to 4.2 percent in the third quarter of 2005 (excluding $853,000 in one-time transition costs and $500,000 in hurricane-related expenses reported in this line item), compared to 3.9 percent in the third quarter of 2004 (excluding $800,000 in hurricane-related expenses). Looking forward, Sunrise remains committed to its long-term general and administrative expense target of 4% of revenue under management.

Sunrise Reports Third-Quarter 2005 Financial Results / page 3
     During the third quarter of 2005, Sunrise had 169 communities (with a resident capacity of 17,392) that were classified as “same-community” owned (communities in which Sunrise has an ownership interest and were stabilized in both the third quarter of 2005 and 2004). Third-quarter 2005 revenue for the same-community portfolio increased 6.3 percent over the third quarter of 2004 as a result of a 3.3 percent increase in the average daily rate ($135.06 compared to $130.77) and a 2.7 percent increase in occupancy (93.4 percent compared to 90.9 percent). The 93.4 percent “same community” occupancy is the highest level achieved in over five years. Operating expenses for this portfolio increased 7.7 percent in the third quarter of 2005 over the prior year period, primarily reflecting increases in benefit, utility and repair and maintenance costs.
     Sunrise’s income from equity in earnings and return on investments in unconsolidated senior living properties increased to $7.8 million in the third quarter of 2005 from $2.1 million in the prior year period primarily as a result of a transaction in which a venture partner sold its equity portion of 13 senior living communities. Through this transaction, Sunrise’s ownership interest in the venture increased to 25 percent from 20 percent and Sunrise received performance incentive distributions under the terms of the venture agreement. Sunrise venture agreements typically include provisions rewarding Sunrise through various performance incentives. Sunrise continues to manage these 13 senior living communities under long-term management contracts.
     “We continue to benefit from our management services business model and our minority equity investments in unconsolidated properties,” said Thomas Newell, president, Sunrise Senior Living. “At the end of the third quarter, we had minority equity investments in 152 communities in unconsolidated ventures with a balance sheet investment book value of $128 million. We strive to create value for our investment partners through operational excellence and when we succeed we also generate substantial returns for Sunrise through our percentage ownership in these communities and the incentives triggered when these ventures exceed performance thresholds. We have set a long-term target to earn a 15 percent annual return on our investments in unconsolidated senior living properties.”
     Capital Overview
     Sunrise ended the third quarter of 2005 with $118.5 million in cash and cash equivalents. In addition to its cash position and cash generated from operations, as of September 30, 2005, Sunrise had $117 million available under its corporate credit facilities.
     Debt at the end of the third quarter of 2005 was $226.1 million, including $120 million of 5.25 percent convertible subordinated notes, $66.1 million in mortgages and construction loans and $40 million outstanding under its corporate credit facilities. Debt increased on a year-over-year basis by $10.1 million and was 18 percent of total assets at the end of the third quarter of 2005, compared to 20 percent at the end of the third quarter of 2004. The $120 million of convertible notes have a conversion price of $17.92 per share and are callable beginning in February 2006. Subject to available financing and to the extent our share price exceeds the conversion price, it is Sunrise’s current intention to call the convertible notes in February 2006. Since Sunrise’s share price is considerably higher than the conversion price for these convertible notes, Sunrise believes the note holders will convert the notes into equity.
     In addition, as previously announced, Sunrise received payment on October 31, 2005 of approximately $82 million in contract cancellation payments and management fees from Five Star Quality Care, Inc. in connection with the contractually allowed cancellation of 12 management contracts. Sunrise

Sunrise Reports Third-Quarter 2005 Financial Results / page 4 expects to successfully deploy the cash received from the Five Star management contract cancellation into various investment alternatives, which potentially include the acquisition of management contracts and/or other senior housing operators, expanded development activities, repayment of outstanding debt, share repurchases and other potential investments.
     Outlook and Earnings
     Sunrise reaffirms it previous EPS guidance for 2005 of $0.99 to $1.02 per diluted share (on a split adjusted, rounded basis), excluding income from operating property sales of $418,000 or $0.01 per share, one-time acquisition transition costs of $4.3 million or $0.05 per share, hurricane related expenses of $3.6 million or $0.05 per share, and the net positive impact from fees received from the cancellation of 12 management contracts. The positive impact of these cancellation fees is expected to be $80.2 million or $1.00 per share, less the book value of these contracts and other costs related to the cancellation of these contracts of $14.5 million or $0.18 per share, resulting in a net positive impact of $65.7 million or $0.82 per share.
     Sunrise’s EPS Guidance for 2005 excluding such amounts represents a 21 percent to 24 percent increase over fiscal year 2004 results of $0.82 per diluted share, excluding income from property sales of $24.3 million or $0.31 per share and hurricane-related expenses of $800,000 or $0.01 per share. There were no acquisition transition costs or fees received from the cancellation of management contracts in 2004. GAAP earnings per share is expected to be $1.72 to $1.75 (on a split adjusted, rounded basis) for 2005.
     Earnings per share guidance for the fourth quarter of 2005 is $0.30 to $0.34 per share, excluding one-time transition costs of $3.3 million or $0.04 per share, hurricane-related expenses of $3 million or $0.04 per share, and the net positive impact from fees received from the cancellation of 12 management contracts of $65.7 million, or $0.82 per share. GAAP earnings per share for the fourth quarter of 2005 is expected to be $1.04 to $1.08 (on a split adjusted, rounded basis).
     For 2006, Sunrise expects earnings per share to be in the $1.14 to $1.18 range, excluding income from a property sale of $1.8 million or $0.02 per share, which was deferred from a sale in 2004, and stock option expenses of approximately $0.04 per share. This would represent a 13 percent to 17 percent increase over the midpoint of the Company’s 2005 guidance range of $0.99 to $1.02 per share, excluding the non-recurring and unusual items listed above. The estimated growth in 2006 earnings per share is expected be driven by higher management and professional services revenue resulting from continued growth in our operating portfolio, new development openings from our expanded development pipeline, full-year contributions from the Greystone and The Fountains acquisitions, and by further growth in earnings generated by Sunrise’s equity investments in unconsolidated ventures. GAAP earnings per share is expected to be $1.12 to $1.16 for 2006.
     Sunrise’s 2006 earnings per share guidance reflects the loss of approximately $8.5 million in management fees and approximately $114 million in revenue under management as a result of the cancellation of 12 Five Star management contracts. As a result of this loss, in 2006, Sunrise expects its general and administrative expenses as a percentage of revenue under management to be slightly in excess of its four percent long-term target. However, Sunrise expects this percentage to decrease as a result of future portfolio growth and expense saving initiatives.

Sunrise Reports Third-Quarter 2005 Financial Results / page 5
     Conference Call Information
     Sunrise will host a conference call today (Tuesday, November 8, 2005) at 10:00 a.m. ET to discuss the Company’s third-quarter financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Bradley Rush, chief financial officer, will host the call. The call-in number is 913-981-5543 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 719-457-0820 (access code: 2409254). The rebroadcast will be available through November 15, 2005. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations section.
     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based company employs more than 40,000 people. As of September 30, 2005, Sunrise operated 425 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 52,900 residents. Sunrise also had 39 communities under construction in these countries with a combined capacity for more than 4,600 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.
     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, our ability to integrate The Fountains and Greystone into our operations, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$118,483	$141,883
Short-term investments	—	14,900
Accounts receivable, net	51,990	59,806
Notes receivable — affiliates	15,291	2,875
Deferred income taxes	26,565	25,412
Due from affiliates	66,538	55,823
Prepaid expenses and other current assets	29,683	29,996

Total current assets	308,550	330,695
Property and equipment, net	434,944	369,632
Notes receivable — affiliates	27,984	40,700
Management contracts and leaseholds, net	100,547	83,336
Costs in excess of assets acquired, net	164,279	123,713
Investments in unconsolidated senior living properties	127,678	93,016
Investments	7,569	7,416
Investments in affiliates	26,247	20,757
Other assets	49,823	36,491

Total assets	$1,247,621	$1,105,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$212,956	$185,219
Deferred revenue	13,936	6,202
Lifecare obligations	25,750	25,866
Current maturities of long-term debt	24,227	35,264

Total current liabilities	276,869	252,551
Long-term debt, less current maturities	201,884	156,402
Deferred income taxes	160,237	148,790
Other long-term liabilities	34,975	22,915

Total liabilities	673,965	580,658
Minority interests	1,373	1,580
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 42,745,188 and 41,152,550 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	427	412
Additional paid-in capital	273,028	247,999
Retained earnings	301,195	271,796
Deferred compensation — restricted stock	(11,450)	(4,535)
Accumulated other comprehensive income	9,083	7,846

Total stockholders’ equity	572,283	523,518

Total liabilities and stockholders’ equity	$1,247,621	$1,105,756

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Management & professional services	$372,331	$280,630	$1,004,142	$815,461
Resident fees	90,882	86,149	261,755	256,246

Total operating revenues	463,213	366,779	1,265,897	1,071,707

Operating expenses:
Management & professional services	341,736	257,680	918,150	750,450
Facility operating	69,642	65,144	201,092	193,632
General and administrative	24,143	18,556	62,212	54,168
Depreciation and amortization	8,976	5,001	20,107	15,033
Facility lease	12,219	10,766	36,625	34,238

Total operating expenses	456,716	357,147	1,238,186	1,047,521

Other Income:
Operating properties	—	—	418	23,977
Pre-opened properties	2,898	2,189	4,232	6,967

Income from operations	9,395	11,821	32,361	55,130

Interest income (expense):
Interest income	1,592	2,045	4,786	5,418
Interest expense	(1,065)	(1,639)	(2,922)	(5,482)

Net interest income (expense)	527	406	1,864	(64)

Equity in earnings and return on investment in unconsolidated senior living properties	7,801	2,095	13,021	5,834
Minority interests	(185)	(176)	(581)	(622)

Income before provision for income taxes	17,538	14,146	46,665	60,278
Provision for income taxes	(6,489)	(5,234)	(17,266)	(22,303)

Net income	$11,049	$8,912	$29,399	$37,975

Net income per common share data:

Basic:

Basic net income per common share	$0.27	$0.22	$0.71	$0.94

Basic weighted-average shares outstanding	41,652	40,463	41,174	40,723

Diluted:

Diluted net income	$12,152	$10,015	$32,673	$41,261

Diluted net income per common share	$0.24	$0.21	$0.66	$0.84

Diluted weighted-average shares outstanding	50,529	48,868	49,867	49,360

Sunrise Senior Living, Inc.
Supplemental Information
As of September 30, 2005
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q3 04	Q3 05	Q3 04	Q3 05
Community Data
Communities managed for third party owners	185	212	23,282	28,895
Communities in joint ventures	128	152	11,282	16,051
Communities consolidated	64	61	8,230	7,980

Total communities operated (1)	377	425	42,794	52,926

Percentage of Total Operating Portfolio
Assisted Living			69%	67%
Independent Living			22%	24%
Skilled Nursing			9%	9%

Total			100%	100%

Selected Operating Results
	Q304	Q305
Total Operating Portfolio
Number of communities (1)	377	425
Resident capacity	42,794	52,926
Occupancy (2)	87.3%	90.0%

Same-Community Owned Portfolio Operating Results (3)	Q304	Q305	% Change
Number of communities	169	169	—
Resident capacity	17,392	17,392	—
Revenue	$194.3	$206.6	6.3%
Facility operating expense (4)	$126.2	$135.9	7.7%
Occupancy	90.9%	93.4%	2.7%
Average daily rate (5)	$130.77	$135.06	3.3%

Selected Total Portfolio Operating Results (6)	Q304	Q305
Total revenue of communities under management	$451.0	$540.8
Total G&A expenses as a percentage of total revenue of communities under management	4.1%	4.5%
Total G&A expenses, excluding transition and unusual expenses, as a percentage of total revenues of communities under management (7)	3.9%	4.2%

Other Information
Consolidated Debt
Fixed principal amount	$137.3	$165.8
Fixed weighted average rate	5.40%	6.20%
Variable principal amount	$78.7	$60.3
Variable weighted average rate	3.81%	5.66%
Total debt	$216.0	$226.1
Total weighted average rate	4.82%	6.05%
Cash and cash equivalents	$118.8	$118.5
Net debt (8)	$97.2	$107.6

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of September 30, 2005
($ in millions except average daily rate)

	Q304	Q305
Development Information
Construction in progress	$84.8	$92.1
Capitalized interest	$1.4	$2.1
Capital expenditure	$26.3	$43.9
Pre-tax start-up losses (9)	$(0.8)	$(1.9)

Number of Development Communities to be Opened (Resident Capacity)

	Q405	Q106	Q206	Q306
Consolidated communities	—	—	1(94)	2(185)
Joint venture communities	3(263)	8(664)	8(686)	1(100)
Managed communities	1(96)	1(85)	1(72)	—
Notes
(1)	During the third quarter of 2005, Sunrise opened four newly developed communities and assumed management of three new communities. Additionally, as a result of the Fountains acquisition which closed on July 1, 2005, Sunrise assumed management of 18 communities (16 through joint ventures, management of one community and one wholly owned community). Sunrise also terminated two management contracts.

(2)	Occupancy does not include Greystone quarterly occupancy results.

(3)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the third quarter of 2005 and 2004. This includes consolidated and joint venture communities.

(4)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-community joint ventures in order to make comparisons between consolidated and joint venture communities consistent.

(5)	Average daily rate excludes community fees.

(6)	Includes revenue for all communities operated by Sunrise.

(7)	General and administrative expenses used in this calculation exclude transition expenses related to the Greystone and the Fountains acquisitions of approximately $0.9 million for the three months ended September 30, 2005. The calculation also excludes $0.5 million and $0.8 million of hurricane-related expenses for the three months ended September 30, 2005 and 2004, respectively. Sunrise believes this calculation is relevant in understanding its recurring general and administrative expenses as a percentage of revenue under management.

(8)	Net debt is defined as the total debt less cash and cash equivalents. The calculation of net debt is as follows (in millions):

	Q3 04	Q3 05
Total debt	$216.0	$226.1
Less cash and cash equivalents	(118.8)	(118.5)

Net debt	$97.2	$107.6

Management believes net debt is useful to investors as an additional measure of liquidity. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. However, a possible limitation associated with using net debt is that it subtracts certain cash items that may not be readily available for repaying debt.

(9)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.